EXHIBIT #10.8










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                            THE ARISTOTLE CORPORATION
                                  27 ELM STREET
                           NEW HAVEN CONNECTICUT 06510

                                    February 1, 2001

Paul McDonald
21 Pent Road
Weston, Connecticut 06883

Dear Paul:

We are pleased that you have decided to remain as the Vice President and Chief Financial Officer of The Aristotle Corporation (the "Company"). This letter (hereafter, "Agreement") will serve to memorialize some of the terms of your employment by the Company.

I. EMPLOYMENT. You shall be employed by the Company as its Vice President and Chief Financial Officer. During your employment you will devote your full time efforts and attention to the business and affairs of the Company and perform such duties as may be assigned to you by the President or the Board of Directors of the Company. The duties assigned to you shall be of a material nature appropriate to your position as an officer of the Company.

II.      TERM; TERMINATION.

         A. Your employment hereunder shall commence as of the Effective Date and shall continue until December 31, 2003 (the "Expiration Date") unless sooner terminated as provided herein.

         B. The Company may terminate your employment (1) without cause on not less than thirty (30) days' prior written notice or (2) for good cause (as defined in Paragraph VI below).

         C. You may terminate your employment with the Company (1) at any time after January 1, 2002 for any reason on not less than thirty (30) days' prior written notice or (2) at any time during the term of this Agreement due to the material breach of this Agreement by the Company in the event that the Company does not cure such breach within thirty (30) days of its receipt of written notice from you setting forth the nature of the breach and your intent to terminate the Agreement pursuant to this Paragraph.

III. COMPENSATION. Your base salary will be One Hundred Fifty Thousand Dollars ($150,000) per annum (the "Base Salary") payable in equal semi-monthly installments. You shall be entitled to such stock options and bonuses as the Board of Directors in its sole discretion shall award, including the phantom stock rights ("Rights") described in Paragraph IV below.


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IV.      PHANTOM STOCK OPTIONS.

         A. GRANT; VESTING; CASH OUT. The Company hereby grants you 30,000 Rights, of which 10,000 shall vest on January 1, 2002. Thereafter, 2,500 Rights shall vest at the end of each calendar quarter until a total of 30,000 have vested on December 31, 2003. If your employment is terminated by the Company prior to the Expiration Date for any reason other than for good cause, of if you terminate employment because of a material breach by the Company, all 30,000 Rights shall vest immediately and you shall have the option of choosing to cash out the Rights at the end of any subsequent calendar quarter up to and including June 30, 2004. If you voluntarily terminate your employment with the Company prior to the Expiration Date, you may cash out the number of shares then vested at the end of either of the next two calendar quarters. If your employment is terminated on the Expiration Date, you shall have the right to cash out the Rights at the end of either of the next two calendar quarters following the Expiration Date.

         B. PURCHASE PRICE. Rights shall be cashed out by the Company paying to you the difference between Seven Dollars ($7.00) and the fair market value price of the Company's common stock (the "Purchase Price"). Fair market value shall be calculated by averaging the closing price for the ninety (90) days immediately prior to the date of the cash out election if such average closing price is greater than $7.00 for such period. If the average closing price for such period is less than $7.00, no payment will be made.

         C. PAYMENT OF THE PURCHASE PRICE; CLOSING. After the fair market value has been determined, if you still desire to exercise your option pursuant to Paragraph IV.A above, then you shall give the Company notice that you are exercising such option (the "Notice of Exercise"). Upon the giving of the Notice of Exercise, you shall be obligated to exercise the Rights and the Company shall be obligated to deliver the Purchase Price at a closing to be held at the principal office of the Company within thirty (30) calendar days after the sending of the Notice of Exercise. The Company shall deliver the amount payable to you in United States dollars by certified or bank check or by the wire transfer of immediately available federal funds.

         D. NATURE OF RIGHTS. The Rights are solely a device for the measurement and determination of the amount to be paid to you. The Rights shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Rights shall be and remain the sole property of the Company and your rights hereunder are limited to the rights to receive cash or property as provided in this Agreement. Neither you nor any person entitled to exercise the Rights shall have any rights as a stockholder with respect to the Rights.

         E. RECAPITALIZATION. In the event of a stock split, stock dividend, reclassification, reorganization, or other capital adjustment of shares of the Company's capital stock, the number of Rights granted hereunder and the price thereof, shall be adjusted in the same manner as shares of the Company's capital stock reflected by those Rights would be adjusted.

V. BENEFITS. You shall be entitled to the same benefits (i.e., vacation, sick time, 401k retirement, disability, life and health insurance) as were provided to you under the terms of your employment arrangement with the Company in effect immediately prior to the Effective Date.


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VI. SEVERANCE. If you voluntarily terminate your employment after January 1,
2002 but prior to the Expiration Date, you shall be entitled to receive as severance the lesser of one year's Base Salary or Base Salary for the remaining term of this Agreement, payable as a lump sum. In the event that your employment is terminated by the Company for any reason other than good cause (as defined below) or if you terminate your employment due to the material breach hereof by the Company, you shall be entitled to receive, as severance, an amount equal to the present value of the Base Salary that would have been paid to you from the date of such termination through the Expiration Date, discounted at an annual rate of seven percent (7%), payable as a lump sum. For purposes of this Agreement, a finding of "good cause" shall be made by the Board of Directors in good faith and shall mean only the following:

         A.       willful misconduct, in the course of your employment,

         B. gross negligence, to the material detriment of the Company in carrying out your duties as an employee, or

         C. conviction of a crime or any other similar activity which will have a materially adverse effect on the business or reputation of the Company or you.

                  For purposes of this definition, all references to commissions of acts shall be deemed to include omissions to take actions necessary or appropriate under the circumstances.

VII. CONFIDENTIAL INFORMATION. During the course of your employment, you will have access to certain confidential information, including but not limited to certain business plans or prospects, records, files, memoranda, reports and the like, concerning the Company and its business or prospective businesses, or disclosed to the Company by others under an obligation of the Company to hold the same confidential ("Confidential Information"). You shall hold all Confidential Information as property of the Company and hereby agree to maintain Confidential Information as confidential. At such time as your employment by the Company is terminated, you agree to promptly return to the Company, at its request, all Confidential Information (and any copies, reproductions, digests, abstracts or the like of such Confidential Information), including any material stored on computer disks or tapes, in your possession or control and to destroy any computer entries or storage files relating thereto. You hereby agree that you will not, during the term of your employment with the Company or afterwards, use the Confidential Information for yourself or for others (other than the Company), copy such information or disclose it to any person or entity; PROVIDED, THAT after the termination of your employment with the Company, the foregoing restrictions shall not apply to Confidential Information which, at the time of its disclosure by you, is public knowledge through no action or omission by you or on your behalf and which has not been disclosed to the public by any third party in violation of any obligation to maintain its confidentiality.

VIII. NON-COMPETITION. For one year after the voluntary termination of your employment, you shall not, other than on behalf of the Company or its affiliates and except as a passive investor in less than 5% of the securities of a publicly-held company, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, serve as an officer, director, partner, employee, agent, consultant, advisor, developer or in any similar capacity with, or have any financial interest in, or aid or assist anyone else in, the conduct of, any business or business activity which is competitive with any operating business which the Company is involved in, in any

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jurisdiction in which the Company conducts or solicits business. As used in this Paragraph VIII, the "Company" shall include any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

IX. REMEDIES. You recognize and agree that the Company will suffer irreparable harm as a result of a breach by you of Paragraphs VII or VIII of this Agreement for which money damages would be inadequate. Accordingly, in the event of any actual or threatened breach by you of any of such provisions, the Company shall, in addition to any other legal remedies permitted by applicable law, be entitled to equitable remedies, including, without limitation, specific performance, a temporary restraining order or a permanent injunction, in any court of competent jurisdiction to prevent or otherwise restrain a breach hereof without the necessity of proving damages and to recover all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in enforcing this Agreement. Such relief shall be in addition to and not in substitution for any other remedies available to the Company. You further acknowledge and agree that the provisions of Paragraphs VII or VIII of this Agreement are reasonable, both with respect to length of duration and geographic scope and scope of restricted activities. You and the Company mutually agree that the provisions of this Agreement are severable and separate and that the unenforceability of any specific provision shall not affect the validity of any other provision hereof. In the event that a court of competent jurisdiction should determine that the time or geographic restrictions or scope of restricted activities are unreasonable in their scope, then, and in that event, the parties hereby authorize and empower such court to insert reasonable limitations and enforce the restrictions in accordance therewith so as to achieve as nearly as possible the business purpose and intent of such restrictions.

X. MISCELLANEOUS. This Agreement shall inure to the benefit of the Company, its successors, assigns and designees, and is binding upon your assigns, executors and administrators and other legal representatives. This Agreement may not be assigned by either party without the consent of the other party. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut. Other than seeking a temporary restraining order or permanent injunction to enforce your obligations under Paragraphs VII or VIII hereof any dispute in connection with this contract or related to or arising out of your employment with the Company shall be submitted to binding arbitration in Bridgeport, Connecticut before a single arbitrator under the rules of the American Arbitration Association.


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Please acknowledge your acceptance of the foregoing in the space provided below.



                                  THE ARISTOTLE CORPORATION


                                  /s/John Crawford
                                  -------------------------------------------
                                  By: John Crawford
                                  Its: Chief Executive Officer, President and
                                  Chairman of the Board

Accepted by:


/s/ Paul Mcdonald
------------------------
    Paul McDonald

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